UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) February 17, 2009
MGIC Investment Corporation

(Exact Name of Registrant as Specified in Its Charter)
Wisconsin

(State or Other Jurisdiction of Incorporation)

1-10816	39-1486475

(Commission File Number)	(IRS Employer Identification No.)

MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI	53202

(Address of Principal Executive Offices)	(Zip Code)
(414) 347-6480

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On February 17, 2009 Joseph J. Komanecki, our Controller (our principal accounting officer), advised us that he would be retiring on May 29, 2009 after more than 30 years of service with us and our subsidiaries. We anticipate that after his retirement Mr. Komanecki will provide services to us under a consulting arrangement that we will enter into with him prior to his retirement.
(c) On February 19, 2009 Timothy J. Mattke was appointed our Vice President — Controller effective at the time of Mr. Komanecki’s retirement. Mr. Mattke, age 33, has been Assistant Controller of our principal subsidiary, Mortgage Guaranty Insurance Corporation (“MGIC”), since August 2007 and prior to that was a manager in our accounting department since May 2006. For more than five years before that time, Mr. Mattke was an auditor (with his last position being audit manager) with Pricewaterhouse-Coopers LLP, our independent registered public accounting firm.
     As we have with all our other officers and all officers of MGIC, we expect we will enter into a Key Executive Employment and Severance Agreement (“KEESA”) with him. If a change in control occurs and Mr. Mattke’s employment is terminated within three years after the change in control, other than for cause, death or disability, or if he terminates his employment for good reason, he is entitled to a termination payment of the sum of his annual base salary, his maximum bonus award and an amount for pension accruals and profit sharing and matching contributions.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION
Date: February 19, 2008	By:	/s/ Joseph J. Komanecki
Joseph J. Komanecki
Senior Vice President, Controller and Chief Accounting Officer